Exhibit 10.18

VIRACTA THERAPEUTICS, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is entered into as of May 31, 2017 (the “Agreement Date”) by and between Viracta Therapeutics, Inc. (the “Company”), and Ivor Royston (“Executive”), and effective as of April 3, 2017 (the “Effective Date”).

1.    Duties and Scope of Employment.

(a)    Positions and Duties. As of the Effective Date, Executive will serve as Chief Executive Officer of the Company. Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, as will reasonably be assigned to Executive by the Company’s Board of Directors (the “Board”). The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b)    Board Membership. During the Employment Term, Executive will serve as a member of the Board, subject to any required Board and/or stockholder approval.

(c)    Obligations. During the Employment Term, Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that nothing herein will restrict Executive from continuing to serve on boards of other companies or entities that do not directly or indirectly compete with the Company as long as those relationships have been previously disclosed to the Board.

2.    At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company. However, as described in this Agreement, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment with the Company.

3.    Compensation.

(a)    Base Compensation. During the Employment Term, the Company will pay Executive an annual salary of three hundred eighty thousand Dollars ($380,000.00) as compensation for Executive’s services (the “Base Salary”), subject to Section 17. Executive’s base salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

(b)    Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, and flexible-spending account plans, pursuant to the terms and conditions of such plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

(c)    Paid Time Off/Vacation. During the Employment Term, Executive will be entitled to fifteen (15) days of paid time-off/vacation, in accordance with the Company’s paid-time off policies.

(d)    Target Bonus. During the Employment Term, Executive will be eligible to receive an annual bonus of up to forty percent (40%) of Base Salary (the “Target Bonus”), subject to Section 17, upon achievement of performance objectives to be determined by the Board, in its sole discretion, except that the performance objectives determined with respect to the first annual bonus shall include completion of the second half 2017 financing tranche. For the Company’s 2017 fiscal year, Executive’s Target Bonus will be pro-rated based on the number of days between the Effective Date and December 31, 2017. The achieved portion of the Target Bonus will be paid as soon as practicable after the Board determines such bonus has been achieved, but in no event will any such bonus be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which such bonus is earned or (ii) March 15 following the calendar year in which such bonus is earned.

4.    Equity.

(a)    Sign-on Option. As soon as practicable following the Agreement Date, the Company will recommend that the Board grant Executive a stock option or options to purchase an aggregate of 250,000 shares of the Company’s common stock (the “Sign-On Option”) at an exercise price per share equal to the per share fair market value of the Company’s common stock on the date of grant. The shares subject to the Sign-On Option will be fully vested at grant. The Sign-On Option will be intended to the maximum extent permissible under Section 422 of the Internal Revenue Code of 1986, as amended (“Section 422”), to qualify as an incentive stock option (as defined in Section 422) (an “ISO”). The Sign-On Option will be subject to the terms, definitions and provisions of the Company’s 2016 Equity Incentive Plan, as amended from time to time (the “Stock Plan”), or any successor plan, and the stock option agreement by and between Executive and the Company thereunder (the “Option Agreement” together with the Stock Plan, the “Stock Documents”).

(b)    Time-Based Option. As soon as practicable following the Agreement Date, the Company will recommend that the Board grant Executive a nonstatutory stock option to purchase a number of shares of the Company’s common stock equal to 4.8% of the Fully-Diluted Capitalization of the Company (as defined below) as of the Effective Date, calculated as if this option was granted and outstanding as of such date (the “Initial Time-Based Option”). Also, the Company will recommend that the Board grant Executive an additional nonstatutory stock option to purchase an additional number of shares of the Company’s common stock to maintain 4.8% of the Fully-Diluted Capitalization of the Company in the event of completion of the second half 2017 financing tranche (such an option, an “Anti-dilution Time-Based Option” and, together with the Initial Time-Based Option, the “Time Based Option”), subject to Executive continuing to provide services to the Company through the date of such completion. Each Time-Based Option will be granted at an exercise price per share equal to the per share fair market value of the Company’s common stock on the date of grant and with a vesting commencement date of April 3, 2017. The Company will recommend to the Board that each Time-Based Option be early exercisable, subject to the Company’s right to repurchase any shares exercised prior to vesting that have not vested as of immediately following the date that Executive ceases to be a Service Provider (as defined in the Stock Plan). 1/48th of the shares subject to each Time-Based Option will vest on the same day of the month as the vesting commencement date beginning on the month following the vesting commencement date and each month thereafter, subject to Executive continuing to be a Service Provider through each such date (such schedule, the “Original Vesting Schedule”). Notwithstanding the foregoing, in the event that the Board certifies that 20 patients have enrolled in the VRx-399s trial for EBV+ lymphonas (the “Acceleration Event”), (1) a number of shares equal to 25% of the shares subject to each Time-Based Option (or such lesser number of shares that are then-unvested) shall become fully vested, subject to Executive continuing to provide services to the Company through the date of such certification and, (2) to the extent an Anti-Dilution Time-Based Option is granted after the certification of the Acceleration Event, a number of shares equal to 25% of the shares subject to the Anti-Dilution Time-Based Option will be vested upon grant (such shares, together, the “Accelerated Shares”). For the avoidance of doubt, the Accelerated Shares shall be those shares subject to each Time-Based Option that are last to vest (or, in the case of an Anti-Dilution Time-Based Option granted after the certification of the Acceleration Event, would have been last to vest had such option been granted prior to the certification of the Acceleration Event) under the Original Vesting Schedule. The Time-Based Option will be subject to the terms, definitions and provisions of the Stock Documents.

(c)    Performance-Based Options. As soon as practicable following the completion of a Financing Event (as defined below) that includes a new investor (the “New Investor Financing Event”), the Company will recommend that the Board grant Executive a stock option to purchase a number of shares of the Company’s common stock equal to 0.5% of the Fully-Diluted Capitalization of the Company as of the immediately after the closing of the New Investor Financing Event, calculated as if this option was granted and outstanding as of such date (the “New Investor Financing Option”) at an exercise price per share equal to the per share fair market value of the Company’s common stock on the date of grant. Additionally, as soon as practicable following the achievement of a performance mutually-agreed upon between the Board and Executive (the “Performance Goal”), the Company will recommend that the Board grant Executive a stock option to purchase a number of shares of the Company’s common stock equal to 0.5% of the Fully-Diluted Capitalization of the Company as soon as administratively practicable on or after the date the Performance Goal is achieved, calculated as if this option was granted and outstanding as of such date (the “Performance Goal Option” and together with the New Investor Financing Option, the “Performance-Based Options”) at an exercise price per share equal to the per share fair market value of the Company’s common stock on the date of grant. In both cases, the Company will recommend that the shares subject to the Performance-Based Options be ISOs to the maximum extent permitted by law, and be fully vested and exercisable on the date of grant. The Performance-Based Options will be subject to the terms, definitions and provisions of the Stock Documents or such other equity documents as may be in effect as of such time and are approved by the Board.

(d)    Additional Equity Awards. Executive will be eligible to receive additional awards of stock options or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or its committee will determine in its discretion whether Executive will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

5.    Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6.    Severance Benefits; Change in Control Benefits.

(a)    Termination for other than Cause, Death or Disability or Resignation for Good Reason. If the Company terminates Executive’s employment with the Company other than for Cause (as defined below), death or disability, or Executive resigns from Executive’s employment with the Company for Good Reason (as defined below) (such a termination, a “Qualified Termination”), then, subject to Section 7, Executive will be entitled to the following:

(i)    continued payment of Executive’s annual Base Salary, at the level in effect immediately prior to Executive’s termination date, for a period of twelve (12) months following the termination date, with the first payment paid on the first Company payroll date following the effective date of the Release (as defined below) (and to include any amounts that otherwise would have been paid between the termination date and the payment date);

(ii)    reimbursement by the Company for the cost of premiums for Executive and Executive’s covered dependents, if any, for group health insurance continuation coverage under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for up to twelve (12) months following Executive’s termination of employment (the “COBRA Premium Reimbursement”), provided that (x) Executive and Executive’s covered dependents timely elect and remain eligible for continued coverage under COBRA and (y) such COBRA Premium Reimbursement does not result in excise tax penalties for the Company under applicable laws (including, without limitation, Section 2716 of the Public Health Service Act). Notwithstanding the preceding, if the Company determines in its sole discretion that it cannot provide COBRA reimbursement benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will instead provide the Executive a taxable payment in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue the Executive’s group health coverage in effect on the date of termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether the Executive elects COBRA continuation coverage and will commence in the month following the month of the termination date and continue for the period of months indicated in this section; and

(iii)    payment of any earned but unpaid Target Bonus with the payment paid on the first Company payroll date following the effective date of the Release.

(b)    Change in Control Benefits.

(i)    Change in Control. Upon a Change in Control (as defined in the Stock Plan), then 50% of the unvested portion of any stock options or other equity award held by Executive that remain outstanding as of immediately prior to such Qualified Termination shall immediately vest and become exercisable.

(ii)    Qualified Termination following a Change in Control. Upon a Qualified Termination on or after a Change in Control (as defined in the Stock Plan), then, in addition to the severance benefits described in Section 6(a) above and subject to Section 7, 100% of the unvested portion of any stock options or other equity award held by Executive that remain outstanding as of immediately prior to the date of such Qualified Termination shall immediately vest and become exercisable (but, in no case, will more than 100% of the shares subject to any award vest and become exercisable).

(c)    Termination for Cause, Death or Disability; Voluntary Resignation without Good Reason. If Executive’s employment with the Company terminates voluntarily by Executive for any reason (except upon resignation for Good Reason), for Cause by the Company or due to Executive’s death or disability, then (i) all vesting will terminate immediately with respect to Executive’s outstanding equity awards, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect.

7.    Conditions to Receipt of Payments; No Duty to Mitigate.

(a)    Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 6 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the Release does not become effective by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable.

(b)    Limitation on Payments.

(i)    In the event that the payments and benefits provided for in this Agreement or other payments and benefits payable or provided to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 7(b), would be subject to the excise tax imposed by Section 4999 of the Code, then your payments and benefits under this Agreement or other payments or benefits (the “280G Amounts”) will be either:

(x) delivered in full, or

(y) delivered as to such lesser extent which would result in no portion of such payments and benefits being subject to the excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in your receipt on an after-tax basis, of the greatest amount of 280G Amounts, notwithstanding that all or some portion of the 280G Amounts may be taxable under Section 4999 of the Code.

(ii)    Reduction Order. In the event that a reduction of 280G Amounts is being made in accordance with this Section 7(b), the reduction will occur, with respect to the 280G Amounts considered parachute payments within the meaning of Section 280G of the Code, in the following order:

(1)    reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced);

(2)    cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Code Section 280G in the reverse order of date of grant of the awards (that is, the most recently granted equity awards will be cancelled first);

(3)    reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and

(4)    reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced).

In no event will Executive have any discretion with respect to the ordering of payments or benefits.

(iii)    Firm. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 7(b) will be made in writing by a nationally recognized accounting or valuation firm (the “Firm”) selected by the Company, whose determination will be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section 7(b), the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs and make all payments for the Firm’s services relating to any calculations contemplated by this Section 7(b).

(c)    Section 409A.

(i)    Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Compensation Separation Benefits”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A.

(ii)    Any severance payments or benefits under this Agreement that would be considered Deferred Compensation Severance Benefits will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.

(iii)    Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv)    Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(v)    Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(vi)    The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(d)    Confidential Information Agreement. Executive’s receipt of any payments or benefits under Section 6 will be subject to Executive continuing to comply with the terms of Confidential Information Agreement (as defined in Section 9).

(e)    No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

8.    Definitions.

(a)    Cause. For purposes of this Agreement, “Cause” is defined as: (i) an act of dishonesty made by Executive in connection with Executive’s responsibilities as an employee; (ii) Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude; (iii) Executive’s gross misconduct; (iv) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company; (v) Executive’s willful breach of any obligations under any written agreement or covenant with the Company; or (vi) Executive’s continued failure to perform Executive’s employment duties after Executive has received a written demand of performance from the Company with specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed Executive’s duties and has failed to cure such non-performance to the Company’s satisfaction within 10 business days after receiving such notice.

(b)    Financing Event. For purposes of this Agreement, a “Financing Event” is defined as the closing of a transaction or series of transactions that are approved by the Board and in which the Company receives at least $8 million of paid-in capital, which may include the second half 2017 financing tranche or a Series C financing. The determination of whether a Financing Event has occurred will be in the sole discretion of the Board.

(c)    Fully-Diluted Capitalization of the Company. For purposes of this Agreement, the “Fully-Diluted Capitalization of the Company” means, as of the applicable date, the total number of outstanding shares of common stock of the Company, assuming (1) the conversion of all shares of preferred stock into common stock, (2) the exercise of all outstanding warrants for capital stock of the Company (and conversion into common stock of the preferred stock issuable upon any such exercise), and (3) the issuance and exercise of all shares of common stock subject to outstanding equity awards under the Stock Plan.

(d)    Good Reason. For purposes of this Agreement, “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s consent: (i) the assignment to Executive of any duties, or the reduction of Executive’s duties, either of which results in a material diminution of Executive’s authority, duties, or responsibilities with the Company in effect immediately prior to such assignment, or the removal of Executive from such position and responsibilities; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity, whether as a subsidiary, business unit or otherwise (as, for example, when the Chief Executive Officer of the Company remains the Chief Executive Officer of the Company following a Change in Control where the Company becomes a wholly owned subsidiary of the acquiror, but is not made the Chief Executive Officer of the acquiring corporation) will not constitute “Good Reason;” (ii) a material reduction of Executive’s Base Salary (in other words, a reduction of more than 10% of Executive’s Base Salary in any one year); (iii) a material change in the geographic location at which Executive must perform services (in other words, the relocation of Executive to a facility that is more than fifty (50) miles from Executive’s current location); and (iv) the failure of the Company to obtain assumption of this Agreement by any acquirer or successor. Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

(e)    Section 409A Limit. For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

9.    Confidential Information. Executive agrees to enter into the Company’s standard At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement attached hereto as Exhibit A (the “Confidential Information Agreement”) upon commencing employment hereunder.

10.    Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

11.    Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Viracta Therapeutics, Inc.

4747 Executive Drive, Suite 700

San Diego, CA 92121

Attn: Chairman of the Board of Directors

If to Executive:

at the last residential address known by the Company.

12.    Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

13.    Arbitration. Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company, will be subject to arbitration in accordance with the provisions of the Confidential Information Agreement.

14.    Integration. This Agreement, together with the Stock Documents and the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

15.    Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

16.    Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

17.    Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

18.    Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

19.    Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

20.    Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

VIRACTA THERAPEUTICS, INC.

By:	/S/ James Woody	Date:	May 31, 2017

Title:	Chair of the Board

EXECUTIVE

/S/ Ivor Royston		Date:	May 31, 2017
Ivor Royston

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